Exhibit 99.1

Entercom Communications Corp.

Reports Quarterly Results

Announces Additional $100 Million Share Repurchase Program

(Bala Cynwyd, Pa. May 8, 2006) Entercom Communications Corp. (NYSE: ETM) today reported financial results for the quarter ended March 31, 2006.

First Quarter Highlights

•                  Net revenues decreased 3% to $91.1 million and station operating expenses increased 2% to $59.5 million.

•                  Same station net revenues decreased 4% to $91.1 million and same station operating expenses increased 1% to $59.5 million.

•                  Same station operating income decreased 13% to $31.6 million.

•                  Net income per share decreased to $0.19 from $0.34.

•                  Pro forma net income per share, excluding net gains on sale or disposition of assets, net gain on derivative instruments and net gain on investments, decreased to $0.18 from $0.26.

David J. Field, President and Chief Executive Officer stated: “First quarter results were adversely affected by sluggish advertising conditions affecting all traditional media, exacerbated by weakness in the New Orleans and Boston markets. Entercom’s revenue results for the quarter were in line with the markets in which we operate. Looking ahead, we are optimistic that radio revenues will accelerate as advertisers take notice of the strength and stability of radio listening levels and the medium’s highly compelling value proposition vs. competitive media. Our investments in new brands, enhanced content, new platforms and industry initiatives will drive value for our listeners and customers and enhance the company’s business model going forward. We believe our stock remains significantly undervalued and have continued to repurchase our stock, acquiring 2.6 million shares during the quarter. In addition, we commenced a quarterly dividend of 38 cents per share”

Additional First Quarter Information

Today, the Company announced that its Board of Directors has approved a continuation of the Company’s share repurchase program by authorizing an additional $100 million, with the amount and timing of repurchases over the next year subject to the discretion of management depending on market conditions and other factors. The Company has now retired in excess of 23% of its outstanding common stock since the commencement of the repurchase programs by repurchasing 12.1 million shares in the amount of $399.8 million.

During the first quarter of 2006, the Company repurchased 2.6 million shares of common stock for $77.2 million. Subsequent to March 31, 2006 the Company purchased 0.7 million shares in the amount of $18.3 million.

On March 30, 2006, Entercom paid its shareholders its first quarterly cash dividend of $0.38 per share.

Interest expense, which increased 46% or $3.1 million over the same period for the prior year, was higher primarily due to:

•                  higher average outstanding debt under our senior credit agreement used to finance the repurchase of our stock under several stock repurchase programs;

•                  an acquisition (net of a disposition) in the amount of $38.3 million in Greenville during the fourth quarter of 2005; and

•                  higher interest rates on outstanding debt.

During the first quarter, the Company’s corporate general and administrative expenses were negatively impacted by the recording of certain legal expenses in the amount of $1.5 million that was primarily associated with a transaction that did not occur.

During February 2006, the Company entered into an agreement to acquire the assets of WBEC-FM serving the Springfield, Massachusetts radio market for $5.8 million in cash. Upon closing on this transaction, which is anticipated during the second quarter of 2006 subject to FCC approval, the Company expects to begin simulcasting most of the programming of the Company’s Boston radio station, WEEI-AM into this new market. WEEI is New England’s leading sports radio voice and the nation’s premiere sports radio station. Entercom’s FM station in Providence has been successfully simulcasting most of the programming of WEEI-AM since June 2004.

The number of shares outstanding as of March 31, 2006, was 40.3 million, while the weighted average diluted shares outstanding for the quarter was 41.5 million. As of March 31, 2006, the Company had $12.6 million in cash and cash equivalents. The Company had outstanding $505.3 million of Senior Debt and $150.0 million of Senior Subordinated Notes due in 2014.

Second Quarter Guidance

Based on the current business outlook, the Company expects to report second quarter net revenues down mid-single digits on a same station basis vs. prior year and would expect station operating expenses (excluding non-cash equity compensation expense noted below) to be lower by approximately 1% versus prior year.

For purposes of same station comparisons, second quarter same station 2005 net revenues were $121.2 million and station operating expenses were $66.5 million.

Effective January 1, 2006, the Company adopted new accounting regulations on recording non-cash equity compensation expense. In the fourth quarter of 2005 the Company vested certain out of the money options. As a result, future expense on past options will be significantly reduced. The compensation committee and Board of Directors had not granted non-cash awards in the first quarter so that non-cash compensation expenses in the quarter were minimal.

Under the provisions of SFAS No. 123R, the Company expects to recognize non-cash compensation expense of $1.8 million for the each of the remaining quarters in 2006. This guidance considers the effect of the Company’s grants that were awarded during the second quarter of 2006. Estimates of non-cash compensation expense in the current and future years will be impacted by additional grants. For comparison purposes, the as reported numbers for non-cash compensation expense in the prior year, which were not restated, were $0.2 million for each of the quarters of 2005.

Reconciliation of quarterly 2005 reported and same station results are available on the Company’s website at www.entercom.com.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on May 8, 2006 at 10:00 AM Eastern Time. The public may access the conference call by dialing 888-889-0278  (passcode: Entercom). A replay of the conference call will be available through May 16, 2006 by dialing 866-403-7106 and will also be available on the Company’s website: www.entercom.com.

Entercom is one of the nation’s largest radio broadcasters, with operations in Boston, Seattle, Denver, Sacramento, Portland, Kansas City, Indianapolis, Milwaukee, Norfolk, Buffalo, New Orleans, Providence, Memphis, Greensboro, Rochester, Greenville/Spartanburg, Madison, Wichita, Wilkes-Barre/Scranton, and Gainesville/Ocala.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share. All references to station operating expenses and corporate general and administrative expenses are exclusive of non-cash compensation expense, unless stated otherwise.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses, expenses related to a natural disaster and gain or loss on sale or disposition of assets.

Free cash flow consists of operating income: (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses); expenses related to a natural disaster; and (ii) less net interest expense (excluding amortization of deferred financing costs), gain (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflect adjustments and are presented for comparative purposes only and do not purport to be indicative of what has occurred or indicative of future operating results or financial position. Accordingly, the Company’s actual performance may differ materially from those stated or implied herein. The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$91,135	$94,307

Station Operating Expenses	59,505	58,508
Station Operating Expenses - Non-Cash Compensation Expense	61	—
Corporate G & A Expenses	5,751	4,751
Corporate G & A Expenses - Non-Cash Compensation Expense	210	229
Depreciation and Amortization	3,923	4,036
Net Time Brokerage Agreement Income	—	(24)
Net Gain on Sale or Disposition of Assets	(125)	(5,533)
Total Operating Expenses	69,325	61,967

Operating Income	21,810	32,340

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $329 For Each of The Three Months Ended March 31, 2006 and 2005.	9,684	6,618
Interest and Dividend Income	(159)	(56)
Net Gain on Derivative Instruments	(296)	(710)
Net (Gain) Loss on investments	—	(41)

Total Other Expense	9,229	5,811

Income Before Income Taxes	12,581	26,529
Income Taxes	4,826	10,292
Net Income	$7,755	$16,237

Net Income Per Share - Basic and Diluted	$0.19	$0.34

Weighted Common Shares Outstanding - Basic	41,344	47,638
Weighted Common Shares Outstanding - Diluted	41,468	47,917

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Capital Expenditures	$3,749	$1,887
Income Taxes Paid	$52	$2,436

	March 31,
	2006	2005
SELECTED BALANCE SHEET DATA

Cash and Cash Equivalents	$12,604	$11,842
Working Capital	78,366	76,684
Total Assets	1,691,830	1,662,347
Senior Debt	505,254	394,272
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	801,081	923,846

OTHER FINANCIAL DATA

	Three Months Ended
	March 31,
	2006	2005
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$91,135	$94,307
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	993
Same Station Net Revenues	$91,135	$95,300

Station Operating Expenses - Reconciliation of Same Station Operating
Expenses to GAAP:
Station Operating Expenses as Reported	$59,505	$58,508
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	570
Same Station Operating Expenses	$59,505	$59,078

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$21,810	$32,340
Corporate G & A Expenses	5,751	4,751
Non-Cash Compensation Expense	271	229
Depreciation and Amortization	3,923	4,036
Net Time Brokerage Agreement Income	—	(24)
Net (Gain) Loss on Sale or Disposition of Assets	(125)	(5,533)
Station Operating Income	31,630	35,799
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	423
Same Station Operating Income	$31,630	$36,222

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$7,755	$16,237
Depreciation and Amortization	3,923	4,036
Deferred Financing Costs Included in Interest Expense	329	329
Non-Cash Compensation Expense	271	229
Net Gain on Sale or Disposition of Assets	(125)	(5,533)
Net Gain on Derivative Instruments	(296)	(710)
Net Gain on Investments	—	(41)
Income Taxes	4,826	10,292
Capital Expenditures	(3,749)	(1,887)
Taxes Paid	(52)	(2,436)
Free Cash Flow	$12,882	$20,516

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$21,810	$32,340
Depreciation and Amortization	3,923	4,036
Non-Cash Compensation Expense	271	229
Interest Expense, Net of Interest Income and Deferred Financing Costs	(9,220)	(6,233)
Dividend Income	24	—
Capital Expenditures	(3,749)	(1,887)
Net Gain on Sale or Disposition of Assets	(125)	(5,533)
Taxes Paid	(52)	(2,436)
Free Cash Flow	$12,882	$20,516

Reconciliation of Pro Forma Net Income Per Share - Diluted to GAAP
Net Income Per Share - Diluted as Reported	$0.19	$0.34
Net (Gain) Loss on Sale or Disposal of Assets, Net of Tax Provision or Tax Benefit	(0.00)	(0.07)
Net Gain on Derivative Instruments, Net of Tax Provision	(0.01)	(0.01)
Net Gain on Investments, Net of Tax Provision	—	(0.00)
Pro Forma Net Income Per Share - Diluted	$0.18	$0.26

Weighted Common Shares Outstanding - Basic	41,344	47,638
Weighted Common Shares Outstanding - Diluted	41,468	47,917

PRIOR YEAR’S DATA

Second Quarter 2005 As Reported and Same Station

Three Months
Ended
June 30, 2005
Reconciliation of Second Quarter 2005 Same Station Net Revenues to GAAP (Net Revenues):

Net Revenues as Reported	$119,489
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	1,737
Same Station Net Revenues	$121,226

Reconciliation of Second Quarter 2005 Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$65,493
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	978
Same Station Operating Expenses	$66,471